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                                                                    EXHIBIT 21.0

                           SUBSIDIARIES OF REGISTRANT

-        2 Quaker Road Corp., a New York Corporation

-        2 Quaker Road, LLC, a Delaware Limited Liability Company

-        265 Livingston Street Corp., a New Jersey Corporation

-        Barrcip Inc., a Delaware Corporation

-        Barr Pharmaceuticals, Inc., a New York Corporation

-        BMI, Inc., a Delaware Corporation

-        Barr Distribution Company, a Delaware Corporation

-        BRL, Inc. d/b/a Barr Research, a Delaware Corporation

-        Duramed Pharmaceuticals, Inc., a Delaware Corporation

-        Marketmaster, Inc., an Ohio Corporation

-        Duramed Reasearch and Development Corporation, a New York Corporation

-        Duramed Europe, Ltd., a UK Corporation